Exhibit 99.1

Fortes Financial, Inc., 23046 Avenida de la Carlota, Suite 600 Laguna Hills, California Telephone: 949-215-7770

VISION GLOBAL SOLUTIONS, INC. AND FORTES FINANCIAL, INC. ANNOUNCE AGREEMENT TO MERGE

LAGUNA HILLS, CALIFORNIA (May 15, 2008) – Vision Global Solutions, Inc. (Pink OTC: VIGS) and Fortes Financial, Inc. (“Fortes”) announced today that they have entered into a definitive merger agreement pursuant to which VGS Acquisition Corp., a wholly-owned Delaware subsidiary corporation of VIGS, shall merge with and into Fortes, with Fortes continuing as the surviving company (the “Merger”). Thereafter, Fortes shall operate as a wholly-owned subsidiary corporation of VIGS. In the Merger, each outstanding share of Fortes Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be converted, respectively, into one share of VIGS Common Stock, Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock. All outstanding warrants and options of Fortes shall be exchanged and converted into warrants of VIGS on equal terms. The shares of VIGS Class A Common Stock currently outstanding will remain outstanding and will be unchanged as VIGS Common Stock in the Merger. Prior to the closing of the Merger, VIGS shall change its name to “Fortes Financial, Inc.” and, upon the closing of the Merger, nominees of Fortes shall assume control of VIGS’ board of directors.

Fortes Financial, Inc. is a development stage company recently formed for the purpose of entering the U.S. finance company business. Fortes intends to leverage the opportunities arising from the present distressed situation in the residential mortgage market to rapidly build a nationwide business by acquiring existing mortgage banking companies/mortgage production assets, then using the platform to create a geographically diversified finance company with multiple product lines and sources of revenue. The Company initially intends to originate, finance, securitize, and sell mortgage loans secured by residential real estate.  The company’s principal address and location is Fortes Financial, Inc., 23046 Avenida de la Carlota, Suite 600, Laguna Hills, California 92653.  Fortes’ telephone number is 949-215-7770.

In commenting on the merger, Peter Levasseur, President and CEO of Fortes, said, “This merger will achieve the objectives set forth by both companies at the beginning of this process. The merger is expected to enable Fortes Financial to access the public markets, while increasing our shareholders’ liquidity, in an effort to advance our business model. As a result, Fortes Financial will be well positioned to pursue future opportunities.”

In anticipation of the Merger, VIGS’ Board of Directors announced today that VIGS has approved a reverse stock split, to become effective on or after June 10, 2008, to effectuate a one-for-80 (1:80) reverse stock split (the “Reverse Split”) of the VIGS’ Common Stock by which each stockholder of VIGS shall receive one share of Common Stock for every 80 shares of Common Stock of the VIGS that they presently own. VIGS also authorized an amendment to its articles of incorporation (the “Amended Articles”) in anticipation of the Merger. These corporate actions are not dependent on the Merger. Each of these actions was approved by the majority of the shareholders of VIGS by a Majority Written Consent to Action Taken Without a Meeting Dated May 12, 2008.

Based on the shares currently outstanding at both Fortes and VIGS, there will be approximately 28,150,000 million shares of VIGS’ common stock outstanding following the closing of the merger and the conversion into common stock of the maximum number of Series A and Series B Preferred Stock in the private placement, up to 5,000 shares of Series C Preferred Stock, and warrants to purchase a maximum of approximately 2,500,000 shares of Common Stock After the Merger, the senior management team of Fortes will continue to lead the organization under Peter Levasseur , President and CEO.

Completion of the merger is subject to customary closing conditions. The transaction is expected to close in the third or fourth quarter of 2008. The precise timing will depend on, among other things, when the 14C Information Statement and 8-K Current Report with respect to the closing of the merger transaction are filed with the Securities and Exchange Commission.

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This press release does not constitute an offer of any securities for sale. In connection with the proposed merger, VIGS and Fortes Financial expect to file, with the SEC, an information statement/prospectus regarding the proposed transaction. Investors and security holders are urged to read the information statement/prospectus because it will contain important information about VIGS and Fortes Financial and the proposed transaction. Investors and security holders may obtain a free copy of the definitive information statement/prospectus and other documents when filed by VIGS and Fortes Financial with the SEC at www.sec.gov. Investors and security holders are urged to read the information statement, prospectus and other relevant material when they become available before making any voting or investment decisions with respect to the merger.

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All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; length of sales and implementation cycles for our products and services; our relationships with customers and strategic partners; difficulties in integrating acquired businesses; changes in economic, political or regulatory conditions or other trends affecting the mortgage finance and real estate lending industries; and our ability to attract and retain qualified personnel. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable laws or regulations, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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